UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

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/ /	Preliminary Consent Solicitation Statement

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(as permitted by Rule 14a-6(e)(2))

/ /	Definitive Consent Solicitation Statement

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/ /	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV

(Name of Registrant as Specified in Its Charter)

Everest Housing Investors 2, LP

                (Name of Person(s) Filing Consent Solicitation Statement, if other than the Registrant)

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Everest Housing Investors 2, LP

199 S. Los Robles Ave., Suite 200

Pasadena, California 91101

February 12, 2008

RE:	GENERAL PARTNERS REFUSE TO RESPOND TO LEGITIMATE QUESTIONS

Dear Limited Partner:

We received the Notice of Meeting from the general partners of Boston Financial Qualified Housing Tax Credits L.P. IV (the “Partnership”) – you should have also received it. We find the general partners’ conduct to be outrageous. As a limited partner, you should be very troubled by the dismissive attitude that the general partners have taken to legitimate questions about their management of the Partnership.

As you know from our Solicitation of Consents dated November 16, 2007, we are seeking the approval by written consent of the limited partners (the “Limited Partners”) of Boston Financial Qualified Housing Tax Credits L.P. IV, a Massachusetts limited partnership (the “Partnership”), to remove the current general partners (Arch Street VIII, Inc. and Arch Street IV L.P., affiliates of MMA Financial, Inc. (“MMA”)) and to elect Everest Housing Management, LLC, a California limited liability company (“New GP)”, as the successor general partner of the Partnership.

The current general partners have simply refused to provide any further details about their improper banking relationship and their calculation of the losses the Partnership suffered as a result.

Why would they continue to hide that information if they have really refunded the proper amount?

Now a limited partner has called a Partnership meeting, apparently in order to force the general partners to account for themselves, and they refuse to attend the Partnership meeting, even though it is scheduled to take place in their very own building!

The general partners are being asked to provide further details about the substantial legal fees that they have incurred, and the law firm providing such services. Why would they refuse to respond to questions about one of the single greatest expenses of the Partnership?

The general partners are also being asked whether or not the “unaffiliated buyers” of Partnership assets were, in fact, ex-employees and/or principals of the general partners or their parent company. Selling assets to such persons would raise significant concerns about past disclosure, potential conflicts of interest, the failure of the general partners to collect contingent payments, and whether or not the Partnership has been receiving full value for the assets that have been sold. Why would they refuse to respond to such a potentially important question?

We believe that we would do a better job at liquidating the remaining assets. We are certain we would do a better job of answering legitimate questions from limited partners. We are also certain that we will investigate the conduct of the current general partners and hold them accountable for any wrongdoing we uncover.

All limited partners should be very concerned that the current general partners continually refuse to provide details about their handling of Partnership cash and assets.

We urge you to carefully read the Consent Solicitation Statement previously sent to you, and to vote. Your vote is important. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the Proposal. To be sure your vote is represented, please sign, date and return the enclosed GREEN Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope. If you have any questions, please contact Everest at: (800) 611-4613.

We are extending the Expiration Date. The solicitation of Consents will expire at 5:00 p.m. Eastern Time on the earlier to occur of the following dates (the “Expiration Date”): (i) March 21, 2008 or such later date to which Everest determines to extend the solicitation or (ii) the date Everest determines the Required Consents are received. Everest reserves the right to extend this solicitation of Consents for such period or periods as it may determine in its sole discretion from time to time; provided, however that it will not extend this solicitation past October 15, 2008.

Very Truly Yours,

EVEREST HOUSING INVESTORS 2, LP